Exhibit 10.3
NOTE: CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2. THESE OMISSIONS ARE IN SECTION 6.3 OF THE AGREEMENT AND ARE INDICATED BY THE FOLLOWING MARKING: [*****]
ETHANOL PRODUCT OFF-TAKE AGREEMENT
BY AND AMONG
SIOUXLAND ETHANOL, LLC AND
GAVILON, LLC
     This Ethanol Product Off-Take Agreement (the “Agreement”) is made effective as of this 1st day of May, 2009 (the “Effective Date”), by and among Siouxland Ethanol, LLC, a Nebraska limited liability company (“Producer”), and Gavilon, LLC, a Delaware limited liability company (“Gavilon”).
RECITALS
(a)	Producer will produce Ethanol (also referred to herein as the “Product”) at its facility located in Jackson, Nebraska (the “Plant”), with a current name plate capacity of approximately 50 million gallons (the “Name Plate Capacity”) of Ethanol per Contract Year;

(b)	Gavilon is in the business of purchasing Product and marketing and reselling such Product to third-parties; and

(c)	Producer desires to deliver and sell to Gavilon, and Gavilon desires to purchase and take from Producer, the Product output of the Plant specified herein and Gavilon desires to provide certain related services to Producer on the terms and subject to the conditions contained in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the above Recitals, which are incorporated herein and made a part hereof, and the mutual promises and covenants set forth herein, and intending to be legally bound, Gavilon and Producer mutually agree as follows:
Article 1
DEFINITIONS
     1.1 “Acceptance Deadline” has the meaning provided for in Section 6.2.1.
     1.2 “Agreement” means this Ethanol Product Off-Take Agreement and any exhibits or schedules attached hereto as the same may be amended from time to time.
     1.3 “Bankruptcy” has the meaning provided for in Section 13.1.6.
     1.4 “Bid“ has the meaning provided for in Section 6.2.1.

     1.5 “Business Day or Business Days” means the hours from 8:00 a.m. to 5:00 p.m. Central Time excluding Saturdays, Sundays, and scheduled holidays observed by the Chicago Board of Trade, Chicago, Illinois, USA.
     1.6 “Central Time” means the local time in Omaha, Nebraska at any relevant time, taking into account daylight savings time, if applicable.
     1.7 “Confidential Information” has the meaning provided for in Section 10.1.
     1.8 “Confirmation” has the meaning provided for in Section 6.2.2.
     1.9 “Confirmed Order” means a Bid that has been accepted by Producer as provided in Section 6.2.2.
     1.10 “Confirmed Price” has the meaning provided for in Section 6.2.2.
     1.11 “Contract Year” means a period of twelve (12) consecutive months with the first Contract Year to begin on the Effective Date.
     1.12 “Cross Default” has the meaning provided for in Section 13.4.
     1.13 “Gavilon Service Fee” has the meaning provided for in Section 6.3.
     1.14 “Damages” has the meaning provided for in Section 12.1.
     1.15 “Delivery” means the Product has crossed the point between the Terminal output apparatus and the intake apparatus of the respective Transport Carrier.
     1.16 “Delivery Point” means the point that the Product is loaded into Transport Carriers at the Producer’s Plant.
     1.17 “Delivery Schedule” has the meaning provided for in Section 5.3.
     1.18 “Demurrage” means all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Product shipments, including, without limitation, any delay related to any Transport Carrier, as applicable: (i) being incapable of timely loading any shipment of Product due to mechanical failure or for other reasons, or (ii) delivering any shipment of Product to an incorrect Delivery Point.
     1.19 “Designated Logistics Individual” has the meaning provided for in Section 5.2.
     1.20 “Designated Pricing Individual” has the meaning provided for in Section 6.1.
     1.21 “DOT” means the United States Department of Transportation.
     1.22 “Effective Date” has the meaning provided in the introductory paragraph.
     1.23 “Ethanol” means the product meeting the Specifications set forth in Exhibit “A” attached hereto and incorporated herein by this reference.
     1.24 “Event of Default” has the meaning provided for in Section 13.1.
     1.25 “Force Majeure” has the meaning provided for in Section 11.2.

     1.26 “Forward Market Services” has the meaning provided for in Section 9.1.
     1.27 “Governing Body” means the American Arbitration Association.
     1.28 “Governing Body Arbitration Rules” means the commercial arbitration rules of the Governing Body.
     1.29 “Initial Term” has the meaning provided for in Section 2.1.
     1.30 “Invoice” has the meaning provided for in Section 6.6.1.
     1.31 “Invoice Date” has the meaning provided for in Section 6.6.1.
     1.32 “Logistics” means activities related to or connected with either (i) transporting, storing and otherwise handling Product after Delivery to Gavilon hereunder, or (ii) delivery of Transport Carriers to the Delivery Point for Product loading.
     1.33 “Nonconforming Product” has the meaning provided for in Section 4.4.
     1.34 “Party” shall mean either Producer or Gavilon, as the context requires, and “Parties” shall mean both Producer and Gavilon.
     1.35 “Plant” has the meaning provided for in the Recitals.
     1.36 “Product” has the meaning provided for in the Recitals.
     1.37 “Production Forecast” has the meaning provided in Section 4.1.1.
     1.38 “Purchase Price” has the meaning provided for in Section 6.2.2(a).
     1.39 “Renewal Term” has the meaning provided for in Section 2.2.
     1.40 “Specifications” has the meaning provided in Section 4.3.
     1.41 “Storage Costs” means direct or indirect costs incurred by Gavilon or charged by a third-party for storing Nonconforming Product together with insurance and all other charges incurred to third- parties in connection with such storage, without markup by Gavilon.
     1.42 “Superior Terms” has the meaning provided for in Section 6.2.2(c).
     1.43 “Taxes” has the meaning provided for in Section 6.4.
     1.44 “Term” has the meaning provided for in Section 2.2.
     1.45 “Terminal” means the site and facilities of the applicable terminal operator serving the operations of the respective Plant.
     1.46 “Transaction Document” means any and all other agreements entered into between the Parties concerning the subject matter of this Agreement.
     1.47 “Transport Carrier” means railcars or trucks.

Article 2
TERM
     2.1 Initial Term. Unless terminated earlier according to its terms, this Agreement shall be in effect for one (1) year beginning on the Effective Date (the “Initial Term”).
     2.2 Renewal Term. The Initial Term may be extended for up to three (3) additional one (1) year periods (each, a “Renewal Term”) upon mutual written consent of the Parties executed at least sixty (60) days prior to the end of the Initial Term or any Renewal Term (or shorter period to which the Parties may mutually agree in a writing executed by the Parties). Collectively, the Initial Term and any Renewal Term are referred to herein as the “Term”. The expiration of this Agreement shall have no effect on the obligations of the parties hereto with respect to any Confirmed Orders entered into prior to the end of such Term.
Article 3
PRODUCT PURCHASE
     3.1 Sale/Purchase. During each Contract Year during the Term of this Agreement, Gavilon shall be obligated to make, and Producer shall be obligated to consider, in the manner described in Article 6 hereof, bids for the purchase of 100% of the Product produced at Plant; currently a maximum of 60 million gallons in any Contract Year; provided, however, that Producer, in its sole discretion, may retain up to 600,000 gallons of Product per calendar month to be marketed by Producer outside of this Agreement (hereinafter the “Retained Product”). Retained Product, if any, shall be exempt from the foregoing obligations of Gavilon and Producer. Producer hereby represents and warrants that it has no obligation or commitment to any third party with respect to the delivery or sale of any Product, except for remaining obligations to its previous marketer which are set forth in Schedule 3.1 hereto and any obligations relating to Retained Product.
     3.2 Producer will be responsible to purchase and blend denaturant at the accepted compliance rate in accordance with governmental agency guidelines and the terms of this Agreement. Producer is responsible for the procurement of feedstock, and other necessary items required to produce Product. Producer is responsible for the sales of products produced by Producer other then Product, and Producer is not obligated to report on its positions on these items to Gavilon. Producer may from time to time, subject to the terms of this Agreement, engage with Gavilon to review Producer’s cost of production to determine if it is reasonable to make sales of Product to capture profits or limit losses.
Article 4
PRODUCT QUANTITY AND QUALITY
     4.1 Production Forecasts. For Product sales and purchase planning purposes, Producer shall provide to Gavilon, in form and substance acceptable to Gavilon:
4.1.1	A weekly Product production output forecast for the Plant for a rolling 60 day period (the “Production Forecast”) which shall be the best estimate by Producer of the Plant’s Product production for the respective forecast period. Producer shall have the right to adjust the information in any prior Production Forecast in its sole and absolute discretion in connection with the delivery of any new weekly Production Forecasts, but shall use commercially reasonable efforts to advise Gavilon of any anticipated revision to prior Production Forecast information as soon as practicable;

4.1.2	On or before the first day of each calendar month during the Term, monthly written updates in writing or electronically concerning operations of the Plant and activities that relate to the output of Product;

4.1.3	On or prior to 8:30 a.m. Central Time of each-day of operation, the estimated daily Product inventory balances of the Plant, Product production status and Product shipment information in writing or electronically;

4.1.4	Promptly after the Effective Date, and at least forty five (45) days prior to the beginning of each Calendar Year during the Term, written notice of any then- scheduled Plant shutdowns;

4.1.5	Prompt written notice, within twenty four (24) hours, of any event that has resulted or could reasonably be expected to result in an unscheduled Plant shut down, suspension or significant decrease in the Plant’s production of Product that was not reported or anticipated in the Production Forecasts provided for herein; and

4.1.6	Immediately upon request, such other information reasonably requested by Gavilon.
     4.2 Quantity. The quantity of each Delivery of Product to Gavilon shall be established by origin weight or origin metered volume prior to shipment and certified by Producer as of the time of such weighing or metering. Producer shall measure either the weight or the volume of the shipments on scales or metering equipment calibrated at least once yearly beginning on the Effective Date during the Term of this Agreement in accordance with the USDA Grain Inspection, Packers & Stockyard’s Administration’s applicable standards and which provide both gross and net 60° Fahrenheit temperature compensated gallons. In the event that the scale or metering equipment at the Plant is deemed faulty or inoperable, then the quantity of Product shall be established by a replacement scale or replacement metering system(s) which is/are certified as of the time of such weighing or metering and which comply with the terms and conditions of this Agreement and all applicable laws, rules and regulations.
     4.3 Quality. Unless otherwise agreed by Gavilon in writing, Producer represents and warrants that the Product produced at the Plant and delivered to Gavilon (i) shall be free and clear of all liens and encumbrances, (ii) shall comply in all material respects with any applicable federal, state, and local laws, regulations and requirements governing quality, naming, and labeling of Product, and (iii) shall conform to the specifications set forth in Exhibit “A” attached hereto (the “Specifications”). The Specifications shall be deemed modified upon mutual agreement or, without any further action by either of the Parties hereto, from time to time to conform with legally mandated standards currently in existence or as modified or amended.
4.3.1	Producer shall provide to Gavilon, on or prior to Delivery of any Product to Gavilon, a certificate representing an analysis of the Product to be sold to Gavilon, certifying and evidencing to the reasonable satisfaction of Gavilon that such Product (i) is free and clear of all liens and encumbrances, (ii) complies in all material respects with any applicable federal, state, and local laws, regulations and requirements governing quality, naming, and labeling of Product, and (iii) conforms to the Specifications. Producer, at its sole cost and expense, shall provide or cause to be provided all testing and related test equipment, which shall be calibrated at least once every six (6) months during the Term of this Agreement, at or in the vicinity of the Plant to determine, to Gavilon’s satisfaction, that the Product is compliant with the Specifications. Gavilon or Gavilon’s representative shall have the right to perform, at any time and at Gavilon’s sole expense, tests to determine whether or not the Product is in compliance with the Specifications. If the Product so tested does not conform to the Specifications, Producer shall reimburse Gavilon its actual costs in conducting such tests.

4.3.2	If Producer knows or reasonably suspects that any of the Product produced at the Plant are adulterated or misbranded, or do not conform to any warranty or Specification, Producer shall promptly notify Gavilon to such effect so that such Product can be tested before entering interstate commerce. If Gavilon knows or reasonably suspects that any of the Products produced by Producer at the Plant are adulterated, misbranded or non-conforming to the Specifications, then Gavilon may obtain independent laboratory tests of the Product in question. If such Product is tested and found to comply with all warranties and the Specifications made by Producer herein, then Gavilon shall be responsible for all applicable testing costs; and if the Product is found not to conform with such warranties and the Specifications, Producer shall be responsible for all applicable testing costs.

4.3.3	Gavilon’s payment for the Product, whether or not in conformance with this Agreement or any applicable Confirmation, does not constitute a waiver by Gavilon of Gavilon’s rights in the event the Product does not comply with the terms of this Agreement.

4.3.4	Sampling of Product will be by certification of the storage tank from which the Product is being transferred from into the Transport Carrier. If Product is loaded onto a number of railcars in sequence then samples will be collected from the first car loaded and then every 5th car loaded as well as the final car loaded. A sample will be gathered from each truck that is loaded. Samples will be retained by Producer for sixty (60) days after invoice date.

4.3.5	If requested by Gavilon, Producer shall provide all information to Gavilon pursuant to this Section 4.2 in electronic form.
     4.4 Nonconforming Product. In the event the Product delivered to Gavilon is determined to be nonconforming to the Specifications or otherwise nonconforming in any material respect to any other representation or warranty made by Producer herein (the “Nonconforming Product”), Gavilon shall notify Producer of Gavilon’s rejection of such Nonconforming Product in writing within two (2) Business Days of determining that such Product is a Nonconforming Product. Gavilon shall provide a copy of the certified laboratory report(s) evidencing the nonconformity. Producer will then direct Gavilon to either (i) sell the Nonconforming Product at a discounted price, or (ii) return the Nonconforming Product to Producer, each at Producer’s sole cost and expense. Producer shall replace the Nonconforming Product with an acceptable type and/or quality of Product within two (2) Business Days of receipt of written notice that the delivered Product is nonconforming. In the event Producer is unable to replace the Nonconforming Product within said two (2) day period, Gavilon shall have the option in Gavilon’s sole, absolute and unreviewable discretion to return the Nonconforming Product, withhold payment therefor and purchase replacement Product. Producer will be responsible for the difference in cost between the higher cost replacement Product and the cost of Producer’s Product which is the subject of a Confirmed Order, and the costs of returning or disposing of any such Nonconforming Product. Such costs may include, without limitation, reasonably incurred Storage Costs or costs reasonably incurred by Gavilon to return such Nonconforming Product to Producer. If such Nonconforming Product is sold by Gavilon at a discount, the Purchase Price payable by Gavilon may be reasonably adjusted by Gavilon by the amount of such discount and payment shall be made according to this Agreement.
Article 5
DELIVERY, SCHEDULING AND LOGISTICS
     5.1 Delivery. Delivery of Product hereunder shall take place at the Delivery Point for Product and in accordance with the applicable Confirmation.
     5.2 Designated Logistics Individual. At all times during the Term, Producer shall designate (and may re-designate from time to time) in writing to Gavilon, a qualified, full-time, individual for daily operational and Logistics issues who shall interact directly with Gavilon relating to such matters and shall have full, binding authority on behalf of Producer for all operational and Logistics matters with respect to the transactions contemplated herein (the “Designated Logistics Individual”). Producer may also designate a substitute Designated Logistics Individual who will interact with Gavilon if the primary Designated Logistics Individual is unavailable.
     5.3 Delivery Schedule. The Parties shall jointly develop a delivery schedule (the “Delivery Schedule”), the format of which will be mutually agreed upon by the Parties, which will serve as the formal planning tool for Logistics purposes for each calendar quarter and each month of the calendar quarter. The initial draft of each Delivery Schedule shall be submitted by Producer to Gavilon no later than ten (10) Business Days prior to the end of each calendar quarter. The Delivery Schedule shall pertain to the second calendar quarter following the calendar quarter in which the Delivery Schedule is submitted to Gavilon and shall reflect Product delivery requirements (e.g., the Delivery Schedule submitted prior to the end of the quarter ending December 31 will cover the quarter beginning April 1 and ending June 30). The initial draft of the Delivery Schedule shall reflect a three (3) month daily forecast and shall include:
5.3.1	Submission date;

5.3.2	Production plan with estimated production quantities of Product;

5.3.3	Estimated start-of-quarter inventory of Product by and in gallons;

5.3.4	Comments regarding operations, scheduled shutdowns, and other comments relating to market, Logistics, and inventory management; and

5.3.5	Should any changes from the Delivery Schedule be anticipated for the subsequent three (3) calendar quarters, Producer shall communicate such changes in writing together with the above information. Such changes could include: production rates per month, quantities of Product to be produced and a list of special operational and delivery considerations.
     5.4 Gavilon’s Covenants. Gavilon shall be responsible for the coordination and management of Logistics which arise after Delivery and for delivery of Transport Carriers to the Delivery Point for Product loading, except as otherwise stated herein, Gavilon covenants and agrees to:
5.4.1	Secure and maintain all necessary agreements, licenses, documents and contracts related to the transport of the Product from the Delivery Point;

5.4.2	Establish, monitor and communicate Logistics-related data to Producer as reasonable to ensure the shipment of Product in accordance with the applicable Delivery Schedule;

5.4.3	Provide Producer with estimated annual Product requirements and delivery schedules to assist Producer in preparing the Delivery Schedule;

5.4.4	Secure and supply to Producer in connection with Delivery of Products hereunder all Transport Carriers and advise Producer on tracking Transport Carriers and applicable respective estimated times of arrival therefore in an effort to reduce Demurrage and other costs; and

5.4.5	Schedule the loading and shipping of all outbound Product purchased hereunder and shipped by Transport Carrier.

5.4.6	Upon execution by Producer of nondisclosure agreement acceptable to Gavilon in its sole discretion, provide Producer with copies of its (on in the case of consolidated financial statements, its parent’s) quarterly and audited annual financial statements during the Term.

5.4.7	Comply in all material respects with all applicable federal, state, and local laws, regulations and requirements regarding the shipment of Product from the Plant including, but not limited to, all DOT requirements relating to the shipment of hazardous materials or otherwise applicable to the shipment of the Product (e.g. proper paperwork, rail cars meeting DOT requirements, etc.);
     5.5 Producer’s Covenants. Producer shall be responsible for the coordination and management of transporting, storing and otherwise handling Product up through completion of Delivery of the Product to Gavilon and, except as otherwise stated herein, Producer covenants and agrees to:
5.5.1	Comply in all material respects with all applicable federal, state, and local laws, regulations and requirements regarding the labeling and shipment of Product applicable to Producer in connection with Delivery of Product at the Plant including, but not limited to, all DOT requirements relating to the labeling and shipment of hazardous materials or otherwise applicable to the labeling and shipment of the Product (e.g. proper paperwork, rail cars meeting DOT requirements, etc.);

5.5.2	Provide to Gavilon and Gavilon’s representatives access to the Plant in a manner and at all times reasonably necessary and convenient for Gavilon to take Delivery of the Product;

5.5.3	Provide all labor, facilities and equipment necessary to load the Transport Carriers and consummate Delivery of the Product at no charge to Gavilon;

5.5.4	Handle the Product in a good and workmanlike manner in accordance with Gavilon’s requirements, all governmental regulations and in accordance with normal industry practice;

5.5.5	Maintain all loading facilities at the respective Terminal and Delivery Point in a safe operating condition in accordance with normal industry standards;

5.5.6	Prior to Delivery, inspect all applicable Transport Carriers in accordance with industry standards to ensure that the same are free of debris and foreign material that are prohibited under applicable laws or industry standards, free of odor and visually ascertainable contamination, and free of leaks from the Transport Carrier valves, and immediately notify Gavilon upon the discovery of or suspicion of the presence of such items to allow the Parties to coordinate the removal of such contaminants or arrange for substitute transportation equipment;

5.5.7	Use commercially reasonable efforts to load all Transport Carriers to full capacity at the Delivery Point. In the event that a Transport Carrier is not loaded to full capacity due to Producer’s failure to use such commercially reasonable efforts, Producer shall pay that portion of freight charges allocable to the unused capacity of the applicable Transport Carrier and shall notify Gavilon within one (1) Business Day of the occurrence of such partial load;

5.5.8	Provide, at Producer’s sole cost and expense, storage capacity for a minimum of three (3) calendar days production of Product at the Plant, in accordance with industry standard and all applicable state and federal regulations;

5.5.9	Provide Gavilon with such accounting, financial and other information including but not limited to, copies of its quarterly and audited annual financial statements of Producer as may be requested in order for Gavilon to monitor and assess Producer’s credit status during the Term.

5.6	Notification of Problems with Delivery.

5.6.1	Gavilon shall inform Producer of any problem regarding any Delivery or shipment of Product within one (1) Business Day by facsimile or email, and telephone, after Gavilon becomes aware of any such problem. An example of such problem(s) includes, but is not limited to, a difference in the quantity of the Delivery of Product from that quantity set out in the applicable Confirmation.

5.6.2	Producer shall inform Gavilon of any problem regarding any Delivery or shipment of Product within one (1) Business Day by facsimile or email, and telephone, after Producer becomes aware of any such problem. An example of such problem(s) includes, but is not limited to, Product having a different quantity than originally set out in the Confirmation.

Article 6
PRICING AND PAYMENTS
     6.1 Designated Pricing Individual. At all times during the Term, Producer shall designate (and may re-designate from time to time) in writing to Gavilon a qualified, full-time individual to interact directly with Gavilon for all pricing and payment matters who shall have full, binding authority on behalf of Producer for all pricing, billing, and payment matters with respect to the transactions contemplated herein (the “Designated Pricing Individual”). Producer may also designate a substitute Designated Pricing Individual who will interact with Gavilon if the primary Designated Pricing Individual is unavailable. The Designated Logistics Individual and the Designated Pricing Individual may be the same individual.
6.2	Bidding and Confirmation Process.

6.2.1	All bids for the purchase of Product made by Gavilon pursuant to Section 3.1 (each a “Bid”) shall be delivered by telephone (which shall be confirmed by telecopy), telecopy or e-mail to Producer’s Designated Pricing Individual and shall include in the Bid the quantity of Product, shipment period and the bid price for such Product. Any Bid delivered to Producer by 11:00 a.m. Central Time shall remain open for acceptance by Producer until 5:00 p.m. Central Time on the day Gavilon provides the Bid to Producer and Bids delivered during the remainder of the day shall remain open for acceptance by Producer until 5:00 p.m. Central Time on the following day (either of such times being the “Acceptance Deadline”) at which time such Bid shall automatically expire as rejected and no longer be of any effect. Prior to Producer’s acceptance of the Bid, Gavilon reserves the right in Gavilon’s sole, absolute and unreviewable discretion, to modify or withdraw a Bid and communicate in writing or electronically, such modification or withdrawal to Producer.

6.2.2	Not later than the Acceptance Deadline for a particular Bid, Producer shall either (i) accept such Bid, (ii) reject such Bid or (iii) accept such Bid on Superior Terms as described in clause (c) below. In the event Producer fails to accept or reject a Bid prior to the applicable Acceptance Deadline, such Bid shall be deemed rejected.
(a)	If a Bid is accepted by Producer, Gavilon shall deliver to the Designated Pricing Individual by telecopy or e-mail, a written Confirmation of Purchase and Sale Transaction substantially in the form attached hereto as Exhibit “B” (the “Confirmation”) not later than one Business Day after acceptance of the Bid. The Confirmation shall include the type and quantity of Product to be purchased by Gavilon and the firm purchase price for such Product (the “Confirmed Price”). The Confirmed Price less the Gavilon Service Fees (as defined below) is referred to herein as the “Purchase Price” payable by Gavilon for the Product.

(b)	If a Bid is rejected by Producer, the Product which was the subject of such Bid shall be retained by Producer and Gavilon shall continue to bid for such Product pursuant to its obligations under

Section 3.1 here unless Producer notifies Gavilon that it intends to treat all or any portion of such Product as Retained Product.

(c)	If Producer obtains a bona fide bid from an unaffiliated party for any or all of the Product for which Gavilon has submitted a Bid which reflects a higher net price to Producer for such Product (“Superior Terms”), Producer shall, subject to approval by Gavilon in its reasonable discretion, be allowed to accept such Superior Terms on behalf of Gavilon with respect to such Product in which case, Gavilon’s Bid will be deemed to be modified to reflect such Superior Terms and Producer shall be deemed to have accepted such Bid as so modified. In such event, Gavilon shall deliver a Confirmation in the manner described in clause (a) but with a Confirmed Price and Purchase Price reflecting such Superior Terms. If Gavilon does not approve acceptance on its behalf of bid reflecting Superior Terms, then Producer shall be allowed to accept such Superior Terms on Producer’s own behalf and sell the Product that was the subject of Gavilon’s original Bid to such other party on such Superior Terms without the payment of any Gavilon Service Fee.
6.2.3	In the event that any Product purchased by Gavilon hereunder is re-sold to third parties that do not require RINS to be attached to such Product, such RINS will remain the property of Producer.
     6.3 Gavilon Service Fees. In consideration for Gavilon’s agreement to purchase Product hereunder, and other obligations contained herein, Gavilon shall deduct from the Confirmed Price for all Product sold to Gavilon under this Agreement (including Product sold on Superior Terms), a service fee equal to [*****]% of the Confirmed Price [*****************] (the “Gavilon Service Fee”).
     6.4 Taxes. Producer shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Product sold to Gavilon hereunder that arise prior to, or at the time and as a result of, the sale of such Product to Gavilon. Gavilon shall pay or cause to be paid all Taxes, including fuel or excise Taxes, on Product that arise after the sale of Product by Producer to Gavilon hereunder. Any and all state or federal tax, production, investor, or U.S. excise credits, any and all emissions credits, other government incentives or credits or benefits relating to the production of Product or the sale thereof to Gavilon, shall inure solely to the benefit of Producer.
     6.5 Railcar Leasing.
6.5.1	In the event Purchaser maintains a dedicated fleet of railcars for use as Transport Carriers for Delivery of Product from Producer, Producer shall be responsible for Gavilon’s net leasing cost (including in-service freight and mileage-equalization costs) for such dedicated railcars without markup or premium as determined by the contract terms of the applicable lease agreements. Gavilon shall be invoiced Producer on a monthly basis for such costs. Gavilon shall not deduct such leasing costs or any other costs of transporting product from the Confirmed Price for any Product.

6.5.2	At the beginning of each Contract Year during the Term, Producer’s Designated Logistics Individual and Gavilon shall agree on the number of railcars, if any, that Gavilon shall designate as being dedicated to use as Transport Carriers for the Producer for such Contract Year and shall meet periodically throughout the Contract Year as necessary to make adjustments thereto as may be necessary to allow Gavilon, as nearly as practical, to recover its net cost of maintaining such dedicated railcar fleet.

6.5.3	If this Agreement is terminated by Producer pursuant to Section 13.6, Producer shall be responsible for any lease costs that Gavilon will incur (and entitled to Gavilon’s rights to leased railcars) through the end of the Initial Term or then-current Renewal Term.

6.6	Billing and Payment.

6.6.1	Invoice. Within one Business Day of Delivery of Product to Gavilon (each an “Invoice Date”), Producer will provide an invoice to Gavilon, in writing or electronically, setting forth the amounts due from Gavilon with respect to such Delivery of Product (the “Invoice”).

6.6.2	Payment Due. Gavilon shall issue payment to Producer by electronic or wire transfer within seven (7) Business Days after Delivery of the Product referenced on the applicable Invoice.
Article 7
REPRESENTATIONS AND WARRANTIES
     7.1 Representations, Warranties and Covenants. Producer and Gavilon each represent, warrant and covenant to the other that:
7.1.1	Such Party is duly organized, validly existing, and in good standing under the laws of the state of its formation, has registered as a foreign entity in those jurisdictions where such registration is required, and has the power and authority to own and operate its properties and to carry on its business as now being conducted;

7.1.2	Such Party is duly authorized to execute and deliver this Agreement and any Confirmations, perform the covenants contained herein and therein, to consummate the transactions contemplated hereby, and to execute, deliver and perform all documents and instruments to be executed and delivered by such Party pursuant hereto, and all required action in respect to the foregoing has been taken by such Party;

7.1.3	When executed and delivered, this Agreement, any Confirmations, and all of the documents and instruments described herein and therein, will constitute valid and binding obligations of the Parties thereto, enforceable against the Parties, in accordance with their respective terms;

7.1.4	The execution and delivery of this Agreement and any Confirmations, and the performance of or compliance with the terms and provisions of this Agreement and any Confirmations will not conflict with, or result in a breach of, a default under, or accelerate any agreement, lease, license, undertaking or any other instrument or obligation of any kind or character to which such Party is a party or by which such Party or the Product may be bound, and will not constitute a default thereunder or result in the declaration or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Product;

7.1.5	Except as set forth in 15.2, it (i) has not assigned, transferred, created or permitted to exist any lien or other encumbrance on, or otherwise disposed of, or purported to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of any of its rights to any amounts that may be owed to it under this Agreement to any third-party, and (ii) covenants that, so long as this Agreement is in effect, it will not assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of or purport to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of any of its rights to any amounts that may be owed to it under this Agreement, to any third-party;

7.1.6	It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement or any Confirmation issued pursuant thereto; and

7.1.7	It has entered into this Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks.
Article 8
POSSESSION AND TITLE
     8.1 Title; Risk of Loss. The Product shall be sold by Producer FOB the Delivery Point and, as a result, title to, possession of, and risk of loss of or damage to the Product meeting the Specifications and delivered according to this Agreement shall transfer from Producer to Gavilon at Delivery of the Product. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk of loss of and in the Product. Notwithstanding anything herein to the contrary, in the case of Product rejected as Nonconforming and returned to Producer pursuant to Section 4.3 by Gavilon, the title and risk of loss to such Product shall pass to Producer promptly upon the written notice of rejection thereof by Gavilon provided to, and received by, Producer; provided, that Gavilon shall take all steps reasonably necessary to return possession of such Nonconforming Product to Producer or its designated agents as soon as practicable.
     8.2 Responsibility for Product. Gavilon shall have no responsibility or liability with respect to any Product delivered under this Agreement until Delivery. Without prejudice to Gavilon’s right to reject Nonconforming Product as set forth in Section 4.3 and without affecting Producer’s liability for the Delivery of Nonconforming Product, Producer shall have no responsibility or liability with respect to the Product after Delivery or on account of anything which may be done or happen to arise with respect to such Product after such Delivery except as otherwise expressly provided for herein.

Article 9
FORWARD MARKET SERVICES
     9.1 Services. During the Term and for no additional cost to the Producer, Gavilon will (i) review Product positions and current market conditions relating to purchases of Product, (ii) subject to the terms of this Agreement, provide basis quotes, index quotes and price quotes for nearby and forward markets on an as needed and requested by Producer basis if available in the market, and (iii) provide Producer with daily mark-to-market position reporting for all fixed price and open positions for the activities at the Plant, each for the purpose of supporting Producer’s risk management policies (the “Forward Market Services”).
     9.2 No Liability. Gavilon and Producer acknowledge that Product markets are volatile and subject to events over which neither Gavilon nor Producer have any control. Producer acknowledges that (i) any provision of Forward Market Services by Gavilon is provided as a courtesy to Producer at no charge and is for informational purposes only and (ii) any decisions concerning Producer’s risk management strategies and the implementation of such strategies by it, are and will be made solely by Producer and are the sole responsibility of Producer. Gavilon is not responsible for any losses, liabilities, costs, or expenses incurred by Producer or entitled to any gains of Producer, resulting from any Forward Market Services supplied by Gavilon. IN NO EVENT SHALL GAVILON OR PRODUCER BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES OF ANY NATURE, INCLUDING BUT NOT LIMITED TO, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR PROFITS OR BUSINESS INTERRUPTIONS, ARISING IN ANY WAY OUT OF THE PROVISION OF THE FORWARD MARKET SERVICES.
Article 10
CONFIDENTIALITY
     10.1 Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean any information which is disclosed by one Party to the other pursuant to this Agreement and which is oral, written, graphic, machine readable or other tangible form, whether or not marked or identified as confidential or proprietary. Confidential Information shall not include any information which is (a) already known to the recipient, (b) already in the public domain, (c) lawfully disclosed to it by a third party, or (d) legally required to be disclosed by the recipient. Any information provided to Gavilon pursuant to Section 5.5.9 hereof that has not been specifically included in reports filed by Producer under the Securities Exchange Act of 1934 or otherwise publicly disclosed by the Producer shall be Confidential Information.
     10.2 Producer Nondisclosure. Producer acknowledges that, by reason of this Agreement, it may become privy to Confidential Information belonging to Gavilon. With the exception of its investors, legal advisors, financial advisors, accountants and/or lenders, their agents, representatives, or employees (hereinafter “Producer’s Parties”), Producer shall not, without the prior written consent of Gavilon, and except as otherwise required by law, disclose to any third parties or use for Producer’s own benefit any Gavilon Confidential Information, except for the intended use pursuant to this Agreement. Producer shall inform any of Producer’s Parties and any consented-to third parties to whom Producer intends to disclose Confidential Information of the confidential nature of such Confidential Information and shall ensure that such persons are bound by confidentiality obligations similar to those set forth herein. The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement and any Transaction Document for a period of two (2) years. Notwithstanding the foregoing, Producer may disclose the provisions of this Agreement to Producer’s Parties provided such parties have agreed in writing to be bound by the confidentiality obligations of this Article 10.
     10.3 Gavilon Nondisclosure. Gavilon acknowledges that, by reason of this Agreement, it may become privy to Confidential Information belonging to Producer and that Producer is a public company with securities registered under Section 12 of the Securities and Exchange Act. Gavilon shall not, without the prior written consent of Producer, disclose to any third parties any such Confidential Information or use or allow others to use such information in connection with the purchase or sale of any securities of Producer. The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement for a period of two (2) years.
     10.4 Term of Confidentiality Agreement. The Parties hereby agree that the term of any Confidentiality Agreement by and between the Parties, or by the Producer for the benefit of Gavilon, is hereby extended, and shall remain the binding obligation of Producer until the later of (i) the expiration of such Confidentiality Agreement in accordance with its terms, or (ii) two (2) years following the expiration of the Term of this Agreement, and further agree that the provisions of this Article 10 shall supersede over any conflicting provisions contained in such Confidentiality Agreement(s).
Article 11
FORCE MAJEURE
     11.1 Force Majeure. In the event either Party hereto is rendered unable by reason of Force Majeure to carry out its obligations under this Agreement, upon such Party giving written notice of such Force Majeure to the other Party as soon as possible after the occurrence of the cause relied on, the obligations of the Party giving such notice, so far as they are affected by Force Majeure, shall (except as otherwise provided in Article 13) be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as reasonably possible, be remedied with all reasonable dispatch.
     11.2 Definition of Force Majeure. The term “Force Majeure”, as used in this Agreement, shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of commercially reasonable efforts, such Party is unable to prevent or overcome. Such term shall include, but not be limited to: acts of God, acts of the public enemy (including-terrorism)wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, floods, storms, washouts or other inclement weather resulting in a delay of the movement, loading or off-loading of Transport Carriers, or the inability of Producer or Gavilon to sell or resell the Product due to governmental action or embargo, all of which shall be beyond the reasonable control of the Party claiming Force Majeure. In no event shall Force Majeure include any economic or commercial changes or events affecting the purchase, sale, transport or production of Product, except to the extent that such economic or commercial changes or events result from any of the foregoing Force Majeure causes.
     11.3 Sale of Product Upon Gavilon Claim of Force Majeure. If Gavilon is the Party claiming Force Majeure, Producer may, upon written notice to Gavilon, sell the Product to third-

parties during the duration of the Force Majeure event, but only to the extent of Gavilon’s inability to perform or Gavilon’s delay in performance of this Agreement.
Article 12
INDEMNITY AND LIMITATIONS ON LIABILITY
     12.1 Indemnification by Producer. Except as may be otherwise provided in this Agreement, and subject to the limitations in Section 12.3 herein, Producer shall indemnify, defend and hold harmless Gavilon, its affiliates and their respective officers, directors, employees, agents, members, managers, shareholders and representatives from and against any and all claims, liabilities, actions, losses, damages, fines, penalties, costs and expenses (including reasonable attorneys fees) (collectively “Damages”) actually suffered by Gavilon resulting from or arising in connection with claims (x) for personal injury or tangible or real property damage, or (y) by third parties, in either case to the extent arising out of (a) any negligence or willful misconduct of Producer or any of its officers, directors, employees, agents, representatives and contractors hereunder; or (b) any material breach of this Agreement or any Transaction Document by Producer.
     12.2 Indemnification by Gavilon. Except as may be otherwise provided in this Agreement, Gavilon shall indemnify, defend and hold harmless Producer, its affiliates and their respective officers, directors, employees, agents, members, managers, shareholders and representatives from and against any and all Damages actually suffered by Producer resulting from or arising in connection with claims (x) for personal injury or tangible or real property damages, or (y) by third parties, in either case to the extent arising out of (a) any negligence or willful misconduct of Gavilon or any of its officers, directors, employees, agents, representatives and contractors hereunder; or (b) any material breach of this Agreement by Gavilon.
     12.3 Limitation of Liability. IN NO EVENT SHALL PRODUCER OR GAVILON BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR PROFITS OR BUSINESS INTERRUPTIONS ARISING IN ANY WAY OUT OF THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, OR ANY BREACH OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS.
Article 13
DEFAULT AND TERMINATION
     13.1 Event of Default. An “Event of Default” shall mean, in addition to the other matters described in this Article 13, with respect to a Party, the occurrence of any of the following events:
13.1.1	The failure to make, when due, any payment required pursuant to this Agreement or any Transaction Document;

13.1.2	Any representation or warranty made by such Party herein or any Transaction Document is false or misleading in any material respect when made or when deemed made;

13.1.3	The failure to perform any material covenant, condition, or obligation set forth in this Agreement or any Transaction Document;

13.1.4	The failure of Producer to satisfy the creditworthiness/collateral requirements, including the obligation to enter into letters of credit or provide margin, pursuant to this Agreement or any Transaction Document;

13.1.5	Either Party directly or indirectly, including by operation of law, transfers, assigns, sells, or disposes of all or substantially all of its assets or any rights or obligations under this Agreement, without the prior written consent of the other Party, which shall not be unreasonably withheld, except to the extent such transfer, assignment, sale or disposition is otherwise specifically permitted by clause (iii) of Section 15.2 of this Agreement;

13.1.6	Any Party herein shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Party hereunder shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors (collectively “Bankruptcy”).
     13.2 Right to Cure. If an Event of Default, other than under clause 13.1.6, is not cured within fifteen (15) days (or two (2) Business Days with respect to clause 13.1.1 or clause 13.1.4) after receipt of a notice thereof from the non- defaulting Party, the non-defaulting Party may, at any time after the applicable cure period, terminate this Agreement by written notice. No cure period shall apply to clause 13.1.6 and Producer or Gavilon may immediately terminate the Agreement upon such an Event of Default. In addition, upon the occurrence of any of the above Events of Default by a Party, the other Party may immediately suspend further performance under this Agreement or any Transaction Document, with or without giving notice of such default or notice of termination.
     13.3 Non-Waiver of Future Default. No waiver by either Party of any Event of Default by the other Party in the performance of any of the provisions of this Agreement or any Transaction Document will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.
     13.4 Cross Default. The occurrence and continuance of an Event of Default under this Agreement, or any Transaction Document, now existing or entered into hereafter, shall constitute, at the election of the non-defaulting Party, in its sole, absolute and unreviewable discretion, an Event of Default under this Agreement or any such Transaction Document, or combination of such agreements (together the “Cross Default”). A waiver of a Cross Default by the non-defaulting Party pursuant to this Section 13.4 shall not operate or be construed as a waiver of any other Event of Default or Cross Default.
     13.5 Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement between the Parties.

     13.6 Termination By Either Party. Either Party may for any reason terminate this Agreement by providing written notice thereof to the other Party at least ninety (90) days prior to termination.
     13.7 Termination for Force Majeure. In the event that Force Majeure shall continue for a period of seventy-five (75) days from the date the Party claiming relief due to Force Majeure gives the other Party notice thereof, the Party not claiming such relief shall have the right to terminate this Agreement by furnishing written notice to the Party claiming Force Majeure relief, with termination effective upon the expiration date of such ninety (90) day period. Upon such termination, each Party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure and obligations pursuant to Article 10 and Section 13.8 herein.
     13.8 Rights and Obligations on Termination or Default. Upon termination of, or default under, this Agreement, whether contained in this Article 13 or otherwise contained in this Agreement:
13.8.1	Any rights of Gavilon or Producer to outstanding Confirmed Orders and payments existing or accrued through termination of this Agreement shall remain in effect and, unless otherwise specified herein, all payments and monetary obligations of the respective Parties required pursuant to this Agreement and any Transaction Document shall be made pursuant to this Agreement.

13.8.2	In addition to other remedies available, if Producer defaults in Producer’s obligation to deliver Product under Confirmed Orders, then Gavilon may, but shall not be obligated to, “cover” by purchasing Product from third parties. Producer shall pay to Gavilon the amount, if any, by which (i) the cost of such third-party Product, including all reasonable costs and expenses associated with the purchase of Product from third parties, plus a Gavilon Service Fee for such amounts of Product purchased, exceeds (ii) the Confirmed Price of Product. Payments due and owing under this Section 13.8.2 shall be made pursuant to this Agreement.

13.8.3	In addition to other remedies available, if Gavilon defaults in Gavilon’s obligation to purchase Product under Confirmed Orders, Producer may, but shall not be obligated to, “cover” by selling its Product to third parties. Gavilon shall pay to Producer the amount, if any, by which (i) the Confirmed Price of such Product, less the related Gavilon Service Fee, plus other reasonable costs and expenses associated with Producer’s sale of Product to third parties, exceeds (ii) the net price to such third party. Payments due and owing under this Section 13.8.3 shall be made pursuant to this Agreement.
     13.9 Cumulative Rights and Remedies. The rights and remedies under this Article 13 are cumulative and not exclusive. Upon an Event of Default, the non-defaulting Party shall additionally have such other and further rights as may be provided at law or in equity, including all rights of set-off as contained in this Agreement, and such rights may be exercised in such order and combination as the non-defaulting Party may determine. More specifically, upon an Event of Default the non-defaulting Party may at its election setoff (i) any or all amounts which are owed to it by the defaulting Party, whether under this Agreement (including, without limitation, Sections 6.4 and 13.8) or otherwise and whether or not then due, against (ii) any or all amounts which it owes to the defaulting Party, whether under this Agreement or otherwise and whether or not then due.
Article 14
INSURANCE
     14.1 Insurance Requirements. Producer and Gavilon shall be required to purchase, maintain and provide proof (via Certificate of Insurance) of the insurance set forth on Exhibit “C”.
Article 15
MISCELLANEOUS
     15.1 No Press Releases or Public Announcements. Except as otherwise mandated by applicable law (which in the case of disclosures required under federal securities law shall be made in the sole discretion of the disclosing Party), no Party may issue, or otherwise permit to be issued, any press release or other public announcement relating to the subject matter or existence of this Agreement without the prior written approval of the other Party, which approval may be withheld in such Party’s sole discretion. Additionally, the Parties acknowledge that a Confidentiality Agreement, as describe in Section 10.4 above, may have been entered into between the Parties relating to the transactions contemplated herein. For purposes hereof, the Parties agree and acknowledge that the mere existence of this Agreement shall be deemed confidential information, without regard to whether such a Confidentiality Agreement has been entered into, and shall not be disclosed, except as otherwise specifically permitted hereunder, without the prior written consent of Gavilon or Producer, which consent shall not be unreasonably withheld.
     15.2 Assignment. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld. A change in fifty percent (50%) or more in the ownership of Producer or Gavilon shall be construed to be an assignment for purposes of this Section; provided, however, either Party may, without the need for consent from the other: (i) transfer, sell, pledge, encumber or assign this Agreement including the revenues or proceeds hereof, in connection with any financing or other financial arrangements; (ii) transfer or assign this Agreement to an affiliate as long as the affiliate is at least as creditworthy as the assigning Party; or (iii) transfer or assign this Agreement to an entity succeeding to all or substantially all of the assets or operations of the assigning Party by way of merger, reorganization or otherwise; provided, further, that no such assignment shall in any way relieve the assigning Party from liability for full performance hereunder or result in a change in any rights or obligations of the other Party under this Agreement. In the event that the Plant is sold by Producer, Gavilon shall have the right to terminate this Agreement and the Transaction Documents on one hundred eighty (180) days prior written notice to Producer. Producer shall require its lenders and any other transferee or assignee under clause (i) above to execute the Consent attached as Exhibit “D”.
     15.3 Records. Producer and Gavilon will each establish and maintain at all times, true and accurate books, records and accounts relating to their own transactions under this Agreement in accordance with generally accepted accounting principles applied consistently from year to year in accordance with good industry practices.

     15.4 Audit of Records. During normal business hours, each Party or its designated auditor has the right to inspect or audit the books, records and accounts of the other relating solely to the transactions in this Agreement, provided the right to inspect or audit shall be limited to two (2) calendar years following the completion of any delivery of Product.
     15.5 Dispute Resolution.
15.5.1	Dispute Notice. The Parties shall make a diligent, good faith attempt to resolve all disputes before either Party commences arbitration with respect to the subject matter of any dispute. If the representatives of the Parties are unable to resolve a dispute within forty five (45) days after either Party gives written notice to the other of a dispute, either Party may, by sending a dispute notice to the other Party, submit the dispute to binding arbitration in accordance with the Governing Body Arbitration Rules, except as such Governing Body Arbitration Rules may be modified by this Agreement.

15.5.2	Appointment of Arbitrators. A sole arbitrator shall be appointed pursuant to the Governing Body Arbitration Rules.

15.5.3	Location. The site of the arbitration shall be determined by the Governing Body, unless otherwise agreed by the Parties.

15.5.4	Diligence; Remedies. The Parties shall diligently and expeditiously proceed with arbitration. The arbitrators shall decide the dispute by majority of the arbitrators. The arbitrators shall be instructed to render a written decision within forty five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrators, subject to any reasonable delay due to unforeseen circumstances. Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, the arbitrators shall be empowered to award any remedy available under the laws of the State of Nebraska including, but not limited to, monetary damages and specific performance. The arbitrators shall not have the power to amend or add to this Agreement. The award of the arbitrators shall be in writing with reasons for such award and signed by the arbitrators. Any award rendered shall be final and binding. Judgment rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15.5.5	Waiver of Appellate Review; Enforcement. The Parties hereby waive any rights to appeal or to the review of such award by any court or tribunal. The Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision may be enforced by any competent tribunal.

15.5.6	Costs of Arbitration. The costs of such arbitration shall be determined by and allocated between the Parties by the arbitral tribunal in its award.

15.5.7	Independent Agreement. This Section 15.5 constitutes an independent contract between the Parties to, pursuant to the Governing Body Arbitration Rules (except as said Governing Body Arbitration Rules are modified by the express terms of this Agreement), arbitrate all disputes between the Parties related to this Agreement, including, without limitation, disputes regarding the formation of contract(s) and whether either Party is entitled to quasi- contractual or quantum merit recovery from the other Party.

15.5.8	Continuation of Performance. Unless otherwise agreed in writing or as set forth in Article 13, the Parties shall each continue to perform their respective obligations hereunder during any proceeding by the Parties in accordance with this Section 15.5.
     15.6 Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties, and Producer shall cause the same to be assumed by and to be binding upon any successor owner or operator of the Plant.
     15.7 Forward Contract/Forward Contract Merchants. The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. Section 101(25). The Parties also agree that this Agreement and the Transaction Documents are all forward contracts as defined in 11 U.S.C. Section 101(25). The payments and transfers described herein shall constitute “Settlement Payments” or margin as set forth in 11 U.S.C. Sections 101 51A and 38.
     15.8 Entire Agreement. This Agreement together with the agreements referred to herein as executed pursuant hereto, including the Transaction Documents and any confidentiality or nondisclosure agreements previously executed by the Parties in connection herewith, constitutes the entire Agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein shall be given no effect.
     15.9 Amendments. There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties. Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.
     15.10 Governing Law. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law and the Parties submit to the exclusive jurisdiction of the Federal and State Courts located in the State of Nebraska.
     15.11 Compliance with Laws. This Agreement and the respective obligations of the Parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.
     15.12 Furnishing of Information and Further Action. The Parties will, upon request, provide such additional information and take or obtain such further action as may be reasonably required to allow the Parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement, including but not limited to the execution of a contract for arbitration with the Governing Body.
     15.13 Faithful Performance and Good Faith. The Parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement which are not specifically provided for herein.

     15.14 Relationship. The relationship of Gavilon and Producer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party the power to unilaterally direct and control the day-to-day activities of the other or to be considered an agent of the other; to constitute the Parties as partners, joint ventures, co-owners or otherwise; or to allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.
     15.15 Notice Addresses. Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party pursuant to the terms and conditions of this Agreement, shall be deemed to be sufficiently given if delivered by hand or sent by certified mail, nationally recognized delivery service or by fax, and addressed as follows:

If to Gavilon:	Gavilon, LLC
Eleven ConAgra Drive
Omaha, NE 68102-5011
Attn: Director — Renewable Fuels
Fax: (402) 595-7804
Phone: (402) 595-5300

With a copy to:	Gavilon, LLC
Eleven ConAgra Drive, STE 11-160
Omaha, NE 68102
Fax: (402) 978-5585
Attn: Legal Department

If to Producer:	Siouxland Ethanol, LLC
1501 Knox Blvd.
Jackson, NE 68743
Fax: (402) 632-2677
Phone: (402) 632-2676

With a copy to:	Steven P. Amen
Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Fax: (402) 346-1148
Where this Agreement indicates that notice or information may be provided electronically or by email, such notice or information shall be deemed provided if sent to the email address, of such Party indicated above and shall be effective as of the date sent if sent prior to 5:00 p.m. Central Time on a Business Day, otherwise effective as of the next Business Day. Either Party may give notice to the other Party (in the manner herein provided) of a change in its address for notice. Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, certified mail or delivery service on the date of delivery or the date delivery is refused; and, if sent by fax before or during normal business hours, on the Business Day of the sending of the notice and the machine-generated evidence of receipt or if after normal business hours, on the Business Day following the sending of the notice and the machine generated evidence of receipt.

     15.16 Costs to be Borne by Each Party. Producer and Gavilon shall each pay their own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to herein.
     15.17 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if Producer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument. Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of such original signature or the document to which affixed, all of which shall be deemed waived.
     15.18 Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall be amended so as to most closely conform to the original intent of the Agreement without the offending provision, and as so amended shall continue in full force and effect.
     15.19 Headings. The article and section headings used herein are for convenience and are not for interpretation.
     15.20 Waiver. No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.
     15.21 Interpretation. This Agreement shall not be interpreted against the Party drafting or causing the drafting of this Agreement. All Parties hereto have participated in the preparation of this Agreement. In the event of an inconsistency between or among the following documents entered into by the Parties, the following order of precedent shall govern:
15.21.1	This Agreement; and

15.21.2	Confirmation, confirmation of purchase and sale transaction, or other document used for the purposes of a Confirmation, including but not limited to, any general terms contained therein.
     15.22 Incorporation of Exhibits/Schedules. The exhibits and schedules attached hereto form an integral part of this Agreement and are hereby incorporated herein by reference.

     IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the Effective Date.

GAVILON, LLC, a Delaware limited liability company
By:	/s/ Dennis Stieren
Its: Vice President Trade Operations

SIOUXLAND ETHANOL, LLC, a Nebraska limited liability company
By:	/s/ Charles Hofland
Its: President